Exhibit 99.1

FIRST ALBANY REPORTS FIRST QUARTER 2006 RESULTS

ALBANY, NEW YORK, May 9, 2006 – First Albany Companies Inc. (NASDAQ: FACT) reported its financial results for the first quarter ending March 31, 2006, and will hold a conference call today at 10:00 A.M., EDT (see dial-in information below).

First Albany’s 2006 first quarter net revenues from continuing operations were $28.2 million, compared to $28.6 million for the first quarter of 2005. Excluding investment gains and losses, net revenues from continuing operations were $34.3 million, up six percent compared to the first quarter of 2005.  For the first quarter of 2006, the Company reported a loss from continuing operations before income taxes of $12.5 million compared to a loss of $11.8 million for the first quarter of 2005. The Company reported a net loss of $12.2 million, or $0.79 per diluted share, for the first quarter of 2006, compared to a net loss of $6.9 million, or $0.52 per diluted share, for the first quarter of 2005.

Business Highlights

•

Our Equities division reported net revenue of $19.3 million, up 38 percent compared to the first quarter of 2005, led by Equity Investment Banking, which completed 11 transactions during the first quarter of 2006 and reported $8.2 million in net revenue which was an increase of 161 percent compared to the first quarter of 2005.

•

The Municipal Capital Markets division reported net revenue of $8.2 million, an increase of eight percent compared to the same period a year ago, led by Municipal Sales & Trading, which reported net revenue of $5.1 million for the first quarter of 2006 which was an increase of 102 percent compared to the first quarter of 2005.

•

FA Technology Ventures invested $6.8 million in three new portfolio companies for the first quarter of 2006.

•

The Company announced on May 2, 2006 that it will exit the Taxable Fixed Income corporate bond business during the second quarter of 2006.

“First quarter results reflect a strong performance from Equities Investment Banking, with its second best quarter relative to net revenue since the end of 2002,”said Alan Goldberg, Chief Executive Officer of First Albany Companies.  “Our combined Equities business reported a 38 percent increase in net revenue and an 11 percent operating margin, its best since the first quarter of 2004.  As of May 8, 2006, the Equity Investment Banking group has closed more business than it did in the first nine months of 2005. We made a significant commitment to this group in 2006, and we are very pleased with the early returns from this investment and the current outlook for this business.”

“In contrast, continued and substantial declines in Taxable Fixed Income corporate bond revenue have led us to make the difficult decision to close that department,” said Goldberg. “After careful consideration, we have concluded that even with additional investments of capital and personnel it would be difficult to develop a sustainable competitive business in this area. We believe that the interests of our clients, our company and our shareholders would be better served by devoting our resources to our Equities and other Fixed Income businesses including Municipal Capital Markets, Fixed Income Middle Markets and Descap Securities.”

“The Company had a six percent increase in net revenues for the quarter, excluding investment gains and losses, and we continue to focus our efforts on returning to profitability, monetizing our investment portfolio, reducing debt, and improving our financial position,” Goldberg continued. “These efforts result in costs being incurred which impact the results of our operations. Changes in the value of the investment portfolio will also impact our results until such time as the positions are liquidated. The following table presents the impact of the more significant efforts recently taken on our loss from continuing operations.”

	Three Months Ended March 31,
(Dollars in Thousands)	2006	2005
Loss from continuing operations before taxes	$(12,480)	$(11,845)
Employee severance and retention costs	1,885	836
Investment losses	6,143	3,798
Taxable Fixed Income operating loss	317	749
Office consolidation costs	677	-
Debt refinancing costs	935	-
	$(2,523)	$(6,462)

Net Revenues

Investment Banking

Investment Banking net revenue was $11.7 million for the first quarter of 2006, compared to $8.6 million for the first quarter of 2005.

•

Equity Investment Banking with net revenue of $8.2 million drove the increase in Investment Banking net revenue.  During the quarter the Company acted as a co-manager on seven public offerings, a placement agent on two private transactions, and an advisor on two transactions.

•

Fixed Income Investment Banking net revenue was $3.5 million for the first quarter of 2006 compared to $5.4 million for the first quarter of 2005.  Public Finance experienced a decrease in underwriting revenue of 31 percent and a decrease in advisory fee revenue of 33 percent.

Institutional Sales & Trading

Institutional Sales & Trading net revenue was $23.0 million for the first quarter of 2006, compared to $21.8 million for the first quarter of 2005.

•

Equity Sales & Trading net revenue for the first quarter of 2006 was $11.1 million compared to $10.9 million for the first quarter of 2005, an increase of two percent.  A 14 percent gain in NASDAQ net revenue for the first quarter of 2006 was offset by an 18 percent drop in Listed net revenue.

•

Municipal Sales & Trading net revenue of $5.1 million for the first quarter of 2006 represented a 102 percent improvement compared to first quarter 2005 primarily as a result of an increase in customer activity.

•

Mortgage-backed net revenue was $3.6 million for the first quarter of 2006 compared to $4.7 million for the first quarter of 2005, a decrease of 24 percent.

•

Taxable Fixed Income corporate bond net revenue for the first quarter of 2006 was down 43 percent compared to the first quarter of 2005 with net revenue of $2.2 million.

Other

•

Other net revenue decreased $3.4 million for the first quarter of 2006 compared to the same period in 2005, primarily as a result of a $2.3 million increase in investment losses related to the decline in the market value of the Company’s investment portfolio and a $0.9 million charge relating to the refinancing of the Company’s senior debt.

Expenses

•

Non-interest operating expenses of $40.6 million were relatively unchanged compared to the first quarter of 2005.

•

Compensation and benefits expenses in the 2006 first quarter were $29.0 million, which approximated the first quarter of 2005.  Total headcount was down 16 percent compared to the first quarter of 2005.

•

Non-compensation expenses in the first quarter of 2006 were $11.6 million, compared to $11.5 million in the first quarter of 2005. Included in the 2006 expenses were $0.7 million in expenses related to ongoing office consolidation efforts.

•

The Company did not recognize any income tax benefit in the first quarter of 2006 due to the valuation allowance related to the Company’s deferred tax asset.  The valuation allowance was recorded as a result of uncertainties as to the realization of the deferred tax asset and after weighing all positive and negative evidence, including the Company’s history of cumulative losses over at least the past two years and the difficulty of forecasting future taxable income.  Income tax benefit for the 2005 first quarter was $5.1 million.

#

First Albany Companies
Operational Highlights
(Unaudited)
	Three Months Ended March 31,
	2006	2005	2006 V 2005
(Dollars in Thousands)
Net Revenues:

Equities	$19,284	$14,010	38%
Fixed Income	14,878	17,185	-13%
Other	(6,010)	(2,583)	-133%

Total	$28,152	$28,612	-2%

Pre-Tax Operating Income (Loss):

Equities	$2,079	$(1,923)	208%
Fixed Income	(1)	477	-100%
Other	(14,558)	(10,399)	-40%

Total	$(12,480)	$(11,845)	-5%

Capital Markets (Equities & Fixed Income)
(Unaudited)	Three Months Ended March 31,
	2006	2005	2006 V 2005
(Dollars in Thousands)
Net Revenues:

Institutional Sales & Trading
Equities	$11,119	$10,853	2%
Fixed Income	11,859	10,989	8%

Total Institutional Sales & Trading	22,978	21,842	5%

Investment Banking
Equities	8,173	3,130	161%
Fixed Income	3,508	5,424	-35%

Total Investment Banking	11,681	8,554	37%

Net Interest Income (Expense)/Other	(497)	799	-162%

Total Net Revenues	$34,162	$31,195	10%

Note: Does not include Discontinued Operations

#

Other

The Company has announced it will discontinue its Taxable Fixed Income corporate bond department.  The Company anticipates taking a charge of approximately $1.7 million to exit the business and will reflect the operations of this department as discontinued operations in the second quarter of 2006.

In April 2006, the Company entered into an agreement to be bought out of its lease for new office space in New York City.  The Company will use the proceeds from this transaction to repay $5.0 million of Notes Payable due June 15, 2006 and estimates it will take a charge of $0.2 million in the second quarter of 2006.

The Company adopted Financial Accounting Standards Board 123(R), Share-Based Payment effective January 1, 2006. The effect was to recognize $0.4 million of income from the cumulative effect of a change in accounting principle and an additional $0.1 million expense in the first quarter of 2006.

Shareholders’ Equity

Shareholders’ equity as of March 31, 2006 was $77.3 million, compared to $87.7 million on December 31, 2005.  Book value per share as of March 31, 2006 was $5.27, as compared to $6.28 on December 31, 2005.

Conference Call Information

First Albany Companies will hold a conference call today, May 9, 2006, at 10:00 A.M. (EDT).   This call will be webcast and can be accessed on the Investor Relations portion of the First Albany Companies website at www.firstalbany.com, as well as being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at www.earnings.com, Thomson's individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site. To participate on the call, please dial 800.362.0571 and request the First Albany earnings call. A recording of the call will be available for seven days by dialing 888.269.5322.

About First Albany

First Albany is a leading institutionally focused independent investment bank that serves the institutional market, the growing corporate middle market and public institutions by providing clients with strategic, research-based, innovative investment opportunities. First Albany offers a diverse range of products through its Equities division, Fixed Income division and Venture Capital division, FA Technology Ventures Inc.  First Albany is traded on NASDAQ under the symbol FACT with offices in major business and commercial markets.

###

This press release contains "forward-looking statements,” which are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company's services within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. These statements are not historical facts but instead represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control.  It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.

###

#

FOR ADDITIONAL INFORMATION

PLEASE CONTACT:

Paul W. Kutey (Investors)

Chief Financial Officer

First Albany Companies

518.447.8500

Ben Tanner (Media)

Fleishman Hillard

212.453.2301

#

	Three Months Ended
	March 31
(In thousands of dollars except for per share amounts and shares outstanding)	2006	2005
Revenues:
Commissions	$3,598	$4,587
Principal transactions	19,770	17,625
Investment banking	11,513	8,462
Investment gains (losses)	(6,143)	(3,798)
Interest	3,100	3,385
Fees and other	619	736
Total revenues	32,457	30,997
Interest expense	4,305	2,385
Net revenues	28,152	28,612
Expenses (excluding interest):
Compensation and benefits	29,036	28,945
Clearing, settlement and brokerage costs	1,748	1,734
Communications and data processing	3,348	3,659
Occupancy and depreciation	3,100	2,732
Selling	1,539	1,733
Other	1,861	1,654
Total expenses (excluding interest)	40,632	40,457
Income (loss) before income taxes	(12,480)	(11,845)
Income tax (benefit) expense	-	(5,106)
Income (loss) from continuing operations	(12,480)	(6,739)
Income (loss) from discontinued operations, (net of taxes $0 in 2006, $(113) in 2005)	(165)	(156)
Income (loss) before cumulative effect of change in accounting principles	(12,645)	(6,895)
Cumulative effect of accounting change, (net of taxes $0 in 2006)	427	-
Net income (loss)	$(12,218)	$(6,895)

Per share data:
Basic earnings:
Continued operations	$(0.81)	$(0.51)
Discontinued operations	(0.01)	(0.01)
Cumulative effect of accounting change	0.03	-
Net income (loss)	$(0.79)	$(0.52)
Diluted earnings:
Continued operations	$(0.81)	$(0.51)
Discontinued operations	(0.01)	(0.01)
Cumulative effect of accounting change	0.03	-
Net income (loss)	$(0.79)	$(0.52)

Weighted average common and common equivalent shares outstanding:
Basic	15,377,662	13,256,692
Dilutive (a)	15,539,164	14,186,159

(a) Amount includes, for the three months of 2006, 0.2 million, and for the three months of 2005, 0.9 million, common equivalent shares that were excluded from the computation of dilutive earnings per share because they were anti-dilutive.

#